As filed with the Securities and Exchange Commission on June 20, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RAPT Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-3313701
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

561 Eccles Avenue South San Francisco, California	94080
(Address of Principal Executive Offices)	(Zip Code)

2025 Equity Incentive Plan

Amended and Restated 2019 Employee Stock Purchase Plan

Inducement Plan

(Full titles of the plans)

Brian Wong

President and Chief Executive Officer

RAPT Therapeutics, Inc.

561 Eccles Avenue

South San Francisco, California 94080

(Name and address of agent for service)

(650) 489-9000

(Telephone number, including area code, of agent for service)

Copies to:

Courtney M.W. Tygesson

Alaina DeBona

Cooley LLP

110 N. Wacker Dr Suite 4200

Chicago, IL 60606

(312) 881-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by RAPT Therapeutics, Inc. (the “Registrant”) for the purpose of registering up to an aggregate of 4,971,497 shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), comprising (i) up to 4,408,997 shares of Common Stock that may be issued pursuant to the Registrant’s 2025 Equity Incentive Plan (the “2025 Plan”) (as described below), (ii) up to 500,000 additional shares of Common Stock that may be issued pursuant to the Registrant’s Amended and Restated 2019 Employee Stock Purchase Plan (as amended and restated, the “A&R ESPP”) and (iii) 62,500 shares of Common Stock that may be issued pursuant to the Registrant’s Inducement Plan (the “Inducement Plan” and, collectively with the 2025 Plan and the A&R ESPP, the “Plans”).

The 2025 Plan was adopted by the Registrant’s Board of Directors (the “Board”) on March 25, 2025, subject to stockholder approval, which was obtained at the Annual Meeting of Stockholders (the “2025 Annual Meeting”) on May 29, 2025 (the “Effective Date”). This Registration Statement is being filed to register up to 4,408,997 shares of Common Stock under the 2025 Plan, consisting of (i) 2,558,584 new shares of Common Stock reserved for issuance under the 2025 Plan, (ii) 128,916 shares of Common Stock that may be issued upon exercise of outstanding options under the 2025 Plan, (iii) 196,798 shares of Common Stock that remained available for grant under the Registrant’s 2019 Equity Incentive Plan (the “2019 Plan”) as of the Effective Date, which shares were rolled over into the 2025 Plan under the terms thereof and (iv) up to 1,524,699 shares of Common Stock subject to outstanding equity awards under the 2019 Plan and the Registrant’s 2015 Stock Plan (the “2015 Plan”) that, on or after the Effective Date, may terminate, expire or lapse for any reason without the delivery of shares of Common Stock to the holder thereof and may potentially be returned due to forfeiture of such prior awards and, as a result, may become available for issuance under the 2025 Plan under the terms thereof. No new awards will be granted under the 2019 Plan on or after the Effective Date and all outstanding awards previously granted under the 2019 Plan or 2015 Plan will remain outstanding, subject to the terms thereof.

The Board adopted the A&R ESPP on March 25, 2025, subject to stockholder approval, which was obtained at the 2025 Annual Meeting. The Registrant’s 2019 Employee Stock Purchase Plan was amended and restated to remove its evergreen provision and to reserve an additional 500,000 shares of Common Stock for issuance.

On March 25, 2025, the Board adopted the Inducement Plan and reserved 62,500 shares of Common Stock thereunder to be used exclusively for grants of equity-based awards to such individuals who were not previously employees or directors of the Registrant as a material inducement to such individuals’ entry into employment with the Registrant within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules. The Inducement Plan was adopted by the Board without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules.

On June 16, 2025, the Registrant effected a 1-for-8 reverse split of all outstanding shares of its Common Stock (the “Reverse Split”), pursuant to which every eight shares of its issued and outstanding Common Stock were automatically combined into one issued share of Common Stock. The share amounts listed above give effect to the Reverse Split.

Pursuant to General Instruction E of Form S-8, the contents of the Registrant’s Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on (i) November  1, 2019 (File No. 333-234448), (ii) March  11, 2021 (File No. 333-254127), (iii) March  10, 2022 (File No. 333-263426), (iv) March  7, 2024 (File No. 333-277736) and (v) March  6, 2025 (File No. 333-285588) are hereby incorporated in this Registration Statement by reference to the extent not replaced hereby.

PART I

INFORMATION REQUIRED TO BE IN THE SECTION 10(A) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act, and the instructions to Form S-8. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K (File No. 001-38997) for the fiscal year ended December 31, 2024, filed with the Commission on March 6, 2025.

(b)

The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended December  31, 2024 from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 14, 2025.

(c)	The Registrant’s Quarterly Report on Form 10-Q (File No. 001-38997) for the quarterly period ended March 31, 2024, filed with the Commission on May 8, 2025.

(d)	The Registrant’s Current Reports on Form 8-K (File No. 001-38997) filed with the Commission on January 6, 2025, March 27, 2025, May 29, 2025 and June 17, 2025.

(e)

The description of the Common Stock which is contained in a registration statement on Form 8-A on July 22, 2019 (File No. 001-38997) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description, including Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K (File No. 001-38997) for the fiscal year ended December 31, 2019, filed with the SEC on March 30, 2020.

(f)

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s bylaws provide that:

•	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the Registrant may indemnify its other officers, employees and agents as set forth in the Delaware General Corporation Law;

•

the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

The Registrant has entered, and intend to continue to enter, into separate indemnification agreements with its directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving one of the Registrant’s directors or executive officers regarding which indemnification is sought. The indemnification provisions in the Registrant’s certificate of incorporation, bylaws and the indemnification agreements entered into or to be entered into between us and each of the Registrant’s directors and executive officers may be sufficiently broad to permit indemnification of its directors and executive officers for liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Company currently carries liability insurance for its directors and officers.

ITEM 7. EXEMPTIONS FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

The exhibits to this Registration Statement are listed below.

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit No.	Filed On

4.1	Amended and Restated Certificate of Incorporation	8-K	001-38997	3.1	11/04/19

4.2	Amendment to Amended and Restated Certificate of Incorporation	8-K	001-38997	3.1	06/17/25

4.3	Amended and Restated Bylaws	8-K	001-38997	3.2	11/04/19

4.4	Form of Common Stock Certificate	S-1	333-232572	4.1	07/22/19

4.5	RAPT Therapeutics, Inc. 2025 Equity Incentive Plan					X

4.6	Form of Stock Option Agreement and Grant Notice for RAPT Therapeutics, Inc. 2025 Equity Incentive Plan					X

4.7	Form of Restricted Stock Unit Award Agreement and Grant Notice for RAPT Therapeutics, Inc. 2025 Equity Incentive Plan					X

4.8	RAPT Therapeutics, Inc. Amended and Restated 2019 Employee Stock Purchase Plan					X

4.9	RAPT Therapeutics, Inc. Inducement Plan					X

4.10	Forms of Stock Option Agreement, Notice of Stock Option Grant and Notice of Stock Option Exercise under the Inducement Plan					X

4.11	Forms of Restricted Stock Unit Agreement and Notice of Grant of Restricted Stock Unit under the Inducement Plan					X

5.1	Opinion of Cooley LLP					X

23.1	Consent of Independent Registered Public Accounting Firm					X

23.2	Consent of Cooley LLP. Reference is made to Exhibit 5.1 to this Registration Statement					X

24.1	Power of Attorney. Reference is made to the signature page of this Registration Statement					X

107	Filing Fee Table.					X

ITEM 9. UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California on June 20, 2025.

RAPT THERAPEUTICS, INC.

By:	/s/ Brian Wong, M.D., Ph.D.
Brian Wong, M.D., Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian Wong and Rodney Young, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Brian Wong, M.D., Ph.D. Brian Wong, M.D., Ph.D.	President, Chief Executive Officer and Director (principal executive officer)	June 20, 2025

/s/ Rodney Young Rodney Young	Chief Financial Officer and Secretary (principal financial officer and principal accounting officer)	June 20, 2025

/s/ Lori Lyons-Williams Lori Lyons-Williams	Chair of the Board of Directors	June 20, 2025

/s/ Michael F. Giordano, M.D. Michael F. Giordano, M.D.	Director	June 20, 2025

/s/ Mary Ann Gray, Ph.D. Mary Ann Gray, Ph.D.	Director	June 20, 2025

/s/ Linda Kozick Linda Kozick	Director	June 20, 2025